Exhibit 99.1

June 1, 2023

For immediate release

California Water Service Group

Promotes Michael B. Luu and Shilen M. Patel

SAN JOSE, Calif. – California Water Service Group (Group) announced today that it has promoted Michael B. Luu to Senior Vice President, Corporate Services & Chief Risk Officer. As Senior Vice President, he is responsible for overseeing key corporate departments, including business development, information technology, engineering, water quality and environmental assurance, and emergency preparedness, safety, and security.

“Michael has been an excellent contributor on the executive team and has demonstrated that he is an innovative and effective leader. Most recently, he has played a key role in our cybersecurity development, enterprise risk management, and emergency preparedness and response. I look forward to working with him in his new capacity,” said Martin A. Kropelnicki, Chairman, President & Chief Executive Officer.

Michael joined the company’s Information Technology Department in 1999. He has held various positions during his tenure, including Director of Information Technology, Interim District Manager, and Vice President, Information Technology & Customer Service. Most recently, he served as Vice President, Information Technology & Chief Risk Officer. He holds a Master’s Degree in Business Administration and a Bachelor’s Degree in Management Information Systems, both from San Jose State University.

Group also announced today that California Water Service (Cal Water), a subsidiary of Group, promoted Shilen M. Patel to Chief Business Development Officer, effective June 1, 2023.

“Shilen has played a key role in executing our business development strategy. This promotion is well-deserved recognition for his contribution to our growth, and I look forward to welcoming him to the officer team,” Kropelnicki said.

Prior to joining Cal Water in July 2019, Shilen served as Director, Strategy & Development at Veolia North America. A seasoned professional with more than 18 years of progressive business development and corporate strategy experience, he holds a Bachelor’s Degree in Economics and Political Science from UC Santa Barbara and is expected to complete a Master of Business Administration from Santa Clara University at the end of 2023.

About California Water Service Group

California Water Service Group (NYSE: CWT) is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders. Working as one team, Group’s 1,100+ employees lead the way in protecting the planet, caring for people, and operating with the utmost integrity. Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being. The company has been named one of “America’s Most Responsible Companies” by Newsweek and a Great Place to Work®. More information is available at www.calwatergroup.com.

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Media Contact

Shannon Dean

sdean@calwater.com

408-367-8243